Exhibit 99.1

     Arbor Realty Trust Announces Resignation of Executive Vice President

                             of Asset Management

    UNIONDALE, N.Y., June 14 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred equity investments, mortgage-related securities and other real estate related assets, announced today the resignation of Daniel M. Palmier, Executive Vice President of Asset Management. Mr. Palmier resigned to pursue other professional opportunities effective June 11, 2004. On an interim basis, the asset management group will report to Ivan Kaufman, Chairman and Chief Executive Officer, until a permanent replacement is identified.

    Mr. Kaufman commented, "We would like to thank Dan for his valuable contributions heading the asset management group overseeing our debt and equity positions. We wish Dan continued success in his future endeavors."

    About Arbor Realty Trust, Inc.

    Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

    Safe Harbor Statement

    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed from time to time in the Arbor's periodic and other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

     Contacts:
     Rick Herbst, Chief Financial Officer
     Arbor Realty Trust, Inc.
     516-832-7408
     rick.herbst@thearbornet.com

     Investors:
     Stephanie Carrington/ Denise Roche
     The Ruth Group
     646-536-7017 / 7008
     scarrington@theruthgroup.com
     droche@theruthgroup.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             06/14/2004
    /CONTACT: Rick Herbst, Chief Financial Officer of Arbor Realty Trust, Inc., +1-516-832-7408 or rick.herbst@thearbornet.com; or Investors, Stephanie Carrington or scarrington@theruthgroup.com, +1-646-536-7017, or Denise Roche, droche@theruthgroup.com or +1-646-536-7008, both of The Ruth Group /
    (ABR)

CO:  Arbor Realty Trust, Inc.
ST:  New York
IN:  RLT
SU:  PER